Exhibit 99.1

NEWS RELEASE for February 19, 2016 at 6:00 AM ET

GENTHERM REPORTS 2015 FULL YEAR AND FOURTH QUARTER RESULTS

NORTHVILLE, MI (February 19, 2016) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the year and fourth quarter ended December 31, 2015.

Gentherm revenues for the 2015 full year and fourth quarter increased year over year to $856.4 million and $212.3 million, respectively, from $811.3 million and $205.2 million for the 2014 full year and fourth quarter.  Net income for the 2015 full year and fourth quarter increased to $95.4 million and $28.4 million, respectively, from net income for the respective prior year periods of $70.1 million and $19.8 million.

President and CEO Daniel R. Coker summarized 2015 by noting that the Company continues to perform very well in all aspects of its business, while continuing to generate solid growth in net income.  Excluding the impacts of the strong U.S. Dollar, year-over-year growth in revenue in 2015 would have been 12 percent, Coker added.

“We had an excellent year in 2015, and we believe this solid performance will continue in 2016,” Coker said. “Revenues generated by our flagship Climate Control Seat® (CCS®) systems continued to grow, due in part to new vehicle launches like the newly designed Ford Mustang, which now offers CCS for the first time. Our Global Power Technologies (GPT) business, while still relatively small compared with our automotive business, also grew solidly in a difficult energy market by expanding internationally.

“Overall, we continue to see strong increases in unit volumes in all our products and markets, and we are maintaining our gross margins at, or above, the upper end of our target range,” Coker added. “We established a new product category in 2015 with the introduction of our battery thermal management (BTM) systems and strengthened our position in this high-growth market with two important contract wins.  At the same time we are also making important investments in our future through new product development, including engineering advances in the next generation of seat comfort products, cooling storage devices, and medical thermal management devices, to name just a few.”

2015 Full Year Financial Highlights

Higher volumes in 2015 were primarily driven by continued strong shipments of CCS, significant growth in heated steering wheel revenue and higher revenue from GPT.  Revenues in 2015 increased to $856.4 million, up 6 percent from $811.3 million in 2014.  CCS revenue in 2015 increased year over year by $33.7 million, or 9 percent, to $400.4 million.  The increase in CCS revenue resulted from new program launches and strong vehicle production volumes of vehicles equipped with CCS systems, particularly vehicles in the luxury segment.  The CCS revenue increase was partially offset by a decrease in seat heater revenue of $25.5 million, or 9 percent, to $273.4 million.  This decrease in seat heater revenue reflected the unfavorable impact of the strong U.S. Dollar.  Seat heater product sales in Europe are denominated in Euros, whereas CCS sales in Europe are primarily denominated in U.S. Dollars.  Consequently, the unfavorable impact of the lower Euro translation rate primarily impacted seat heater revenues.  Adjusted for the decline in the value of the Euro, seat heater sales actually increased, reflecting market penetration on certain vehicle programs and stronger vehicle production volumes, including those in Europe.  The Company had significant growth in its heated steering wheel product revenue in 2015 with a year-over-year increase of $6.0 million, or 17 percent, to $42.2 million.

Gentherm reported a $21.6 million increase in GPT revenue to $45.9 million in 2015, compared with 2014.  The increase was partially due to the fact that the Company acquired GPT on April 1, 2014, and GPT revenue for first quarter 2015 totaled $7.5 million.  The remaining revenue increase for GPT of $14.2 million during the last three quarters is attributable to a greater number of projects in international markets offset partially by lower revenue in GPT’s home market of North America which was impacted by weakness in the energy markets.

The average U.S. Dollar/Euro exchange rate in 2015 was 1.11 compared with 1.33 in 2014.  Consequently, the Company’s Euro dominated revenues, which increased by 10 percent in Euros, decreased in U.S. Dollar reported terms.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported revenues.  Had the 2015 average exchange rate been the same as the 2014 average exchange rate for these currencies, product revenues would have been $48.3 million higher than the revenues actually reported for 2015.  Adjusting for these unfavorable currency translation impacts, 2015 product revenues would have been $904.8 million or 12 percent higher than product revenues in 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

Net income for 2015 was up 36 percent year over year to $95.4 million, or $2.65 per basic share and $2.62 per diluted share, which included a previously disclosed $9.9 million gain, or $0.20 per diluted share, recorded in the 2015 fourth quarter from the settlement of claims related to a currency related swap (CRS) entered into by Gentherm Germany in 2008.  Net income for 2014 was $70.1 million, or $1.98 per basic share and $1.95 per diluted share, which included $1.1 million in fees and expenses associated with the acquisition of GPT.

Gross margin as a percentage of revenue in 2015 was 32.3 percent compared with 29.8 percent in 2014. The increase reflected a favorable change in product mix, greater coverage of fixed costs at the higher volume levels, and the benefits from weaker foreign currencies on production expenses in foreign currencies.  The favorable product mix primarily resulted from the greater sales growth in CCS products and the higher product revenues for GPT, both of which historically have had better margin performance.

Gentherm continues to increase cash reserves from operations.  Total cash as of December 31, 2015, increased 69 percent to $144.5 million when compared with total cash of $85.7 million at December 31, 2014.  This combined with borrowing availability under the Company’s credit agreements provides available liquidity totaling $230.6 million.

Adjusted EBITDA for 2015 was $152.2 million compared with Adjusted EBITDA of $133.9 million for 2014, an increase of $18.3 million, or 14 percent.

Fourth Quarter Financial Highlights

For the 2015 fourth quarter, revenues increased 3.5 percent to $212.3 million compared with $205.2 million in the comparable prior year quarter.  Higher revenue volumes were primarily driven by higher sales for GPT, and continued strong shipments of CCS.

Foreign currency translation of the Company’s Euro-denominated product revenue for this year’s fourth quarter had a significant impact on the Company’s product revenues since the average U.S. Dollar/Euro exchange rate in this year’s fourth quarter was 1.09 compared to 1.25 in the fourth quarter of 2014.  Consequently, the Company’s Euro dominated revenues, which have increased by 10 percent in Euros, have decreased in U.S. Dollar terms.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported revenues.  Had the 2015 average exchange rates been the same as the 2014 average exchange rates for these currencies, Gentherm’s revenues would have been $9.4 million higher than revenues actually reported for the fourth quarter of 2015.  Adjusting for these unfavorable currency translation impacts, the fourth quarter 2015 product revenues would have been $221.7 million or 8 percent higher than the fourth quarter 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

CCS revenue in the 2015 fourth quarter, compared with the 2014 fourth quarter, increased by $4.1 million, or 4 percent, to $101.2 million.  This increase resulted from new program launches, strong sales of vehicles equipped with CCS systems, particularly vehicles in the luxury segment.  GPT revenue in this year’s fourth quarter was $4.8 million compared with revenue of $7.5 million in the fourth quarter of 2014 due to a lower number of large customer programs being shipped during the quarter.  The customer program portion of the GPT business generally varies from quarter to quarter due to the timing of customer shipment requirements.

Seat heater revenue in this year’s fourth quarter decreased year over year by approximately $2.1 million, or 3 percent, to $67.0 million, reflecting the unfavorable impact of the declining Euro.  Adjusted for the decline in the value of the Euro, seat heater sales actually increased due to market penetration on certain vehicle programs and stronger vehicle production volumes, including those in Europe. Gentherm also had significant sales growth of its heated steering wheel product, which increased by $1.8 million, or 19 percent year over year, to $11.2 million.

Net income for the 2015 fourth quarter was up 43 percent year over year to $28.4 million or $0.78 per basic and diluted share, which included the previously mentioned $9.9 million, or $0.20 per diluted share, gain from the settlement of claims related to the CRS.  Net income for the fourth quarter of 2014 was $19.8 million, or $0.56 per basic share and $0.55 per diluted share.

Gross margin as a percentage of revenue for this year’s fourth quarter increased to 32.6 percent, up from 30.4 percent for the 2014 fourth quarter.

Adjusted EBITDA for the 2015 fourth quarter was $36.2 million compared with Adjusted EBITDA of $35.7 million for the 2014 fourth quarter.

Further non-cash purchase accounting impacts associated with recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

As disclosed on January 5, 2016, subsidiaries of Gentherm completed reorganization transactions related to the eventual closure of the Company’s Windsor, Ontario, Canada facility to consolidate the operations of that facility into existing European and North American facilities.  The Windsor facility is expected to close permanently in June 2016.  Consequently, Gentherm expects to pay a withholding tax in Canada and record a one-time tax expense of approximately $6 million, or $0.16 per diluted share, in the first quarter of 2016.

The Company will also be required to make a one-time income tax payment related to the closure of the Windsor facility of approximately $30 million, which will become due and payable in the first quarter of 2017.  However, Gentherm will record an offsetting deferred charge for approximately the same amount because the one-time income tax payment will result in tax deductions in future periods. Therefore, the income tax payment is not expected to have a material impact on the Company’s earnings in any fiscal quarter.

Guidance

Gentherm believes revenues will continue to be strong in local currencies in 2016 as growth in unit shipments is expected to remain strong.  At current market currency exchange rates for the U.S. Dollar, the Company believes that 2016 revenue will increase by about 10 percent over 2015 revenue, which was $856.4 million.  It is difficult to forecast the future value of the U.S. Dollar against other currencies.  If the U.S. Dollar continues to increase as compared with other currencies, it will continue to have an unfavorable impact on the Company’s reported revenues in future periods.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 8:30 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or 1-201-689-8471.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications.  Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices.  Non-automotive products include remote power generation systems, heated and cooled furniture and other consumer and industrial temperature control applications.  The Company’s advanced technology team is developing more efficient materials for thermoelectrics and new systems for waste heat recovery and electrical power generation.  Gentherm has over ten thousand employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact:    DresnerAllenCaron

Mike Mason (investors)

mmason@dresnerallencaron.com

(212) 691-8087

Rene Caron (investors)

rcaron@dresnerallencaron.com

Len Hall (media)

lhall@dresnerallencaron.com

(949) 474-4300

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Product revenues	$212,277	$205,168	$856,445	$811,300
Cost of sales	143,099	142,853	580,066	569,618
Gross margin	69,178	62,315	276,379	241,682
Operating expenses:
Net research and development expenses	15,145	14,653	59,604	57,526
Acquisition transaction expenses	—	—	—	1,075
Selling, general and administrative	23,910	22,906	95,456	84,647
Total operating expenses	39,055	37,559	155,060	143,248
Operating income	30,123	24,756	121,319	98,434
Interest expense	(743)	(504)	(2,610)	(3,262)
Debt Retirement expense	—	(640)	—	(1,370)
Revaluation of derivatives loss	49	(225)	(1,102)	(518)
Gain on settlement of derivative instrument	9,949	—	9,949	—
Foreign currency gain (loss)	373	687	1,121	(218)
Gain from equity investment	—	—	—	785
Other (expense) income	(683)	201	261	370
Earnings before income tax	39,068	24,275	128,938	94,221
Income tax expense	10,654	4,446	33,545	24,102
Net income	$28,414	$19,829	$95,393	$70,119
Basic earnings per share	$0.78	$0.56	$2.65	$1.98
Diluted earnings per share	$0.78	$0.55	$2.62	$1.95
Weighted average number of shares – basic	36,270	35,691	36,032	35,412
Weighted average number of shares – diluted	36,583	36,232	36,475	36,049

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$28,414	$19,829	$95,393	$70,119
Add Back:
Income tax expense	10,654	4,446	33,545	24,102
Interest expense	743	504	2,610	3,262
Depreciation and amortization	7,884	10,514	31,295	34,652
Adjustments:
Debt retirement expense	—	640	—	1,370
Acquisition transaction expense	—	–	—	1,075
Unrealized currency gain	(1,374)	(491)	(1,787)	(1,168)
Unrealized revaluation of derivatives	(49)	225	(2,651)	(2,049)
Adjusted EBITDA before CRS adjustment	$46,272	$35,667	$158,405	$131,363
Realized loss on CRS	—	—	3,753	2,563
Gain from settlement of CRS lawsuit	(9,949)	—	(9,949)	—
Adjusted EBITDA	$36,323	$35,667	$152,209	$133,926

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

On December 2, 2015, Gentherm entered into an agreement to settle all legal claims against a financial institution related to a 10 year currency related swap (“CRS”).  As a result of the settlement, the CRS and its related liability to Gentherm have been terminated through a significantly reduced payment to the financial institution resulting in a $9.9 million settlement gain.  In prior periods, we made an adjustment in our Adjusted EBITDA to add back unrealized derivative losses resulting from the CRS, leaving the realized losses in Adjusted EBITDA.  Such realized losses were not paid at the time due to the lawsuit.  Since the legal claim has now been settled, we have changed the definition of Adjusted EBITDA to adjust for all CRS related amounts, including the realized losses, unrealized losses and the settlement gain.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED
ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Future Full Year Periods (estimated)
	2015	2014	2015	2014	2016	2017	2018	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$–	$–	$–	$1,075	$–	$–	$–	$–
Non-cash purchase accounting impacts
Customer relationships amortization	$1,735	$1,985	$7,069	$8,205	$6,852	$6,852	$6,852	$16,626
Technology amortization	744	854	3,042	3,486	2,942	2,104	738	1,156
Product development costs amortization	45	519	1,044	2,207	41	–	–	–
Trade name amortization	42	50	184	104	162	122	–	–
Order backlog amortization	–	–	–	832	–	–	–	–
Inventory fair value adjustment	–	–	–	1,098	–	–	–	–
	$2,566	$3,408	$11,339	$15,932	$9,997	$9,078	$7,590	$17,782
Tax effect	(598)	(794)	(2,642)	(4,121)	(2,329)	(2,115)	(1,769)	(4,188)
Net income effect	$1,968	$2,614	$8,697	$12,886	$7,668	$6,963	$5,821	$13,594

Earnings per share - difference
Basic	$0.05	$0.07	$0.24	$0.36
Diluted	$0.05	$0.07	$0.24	$0.36

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2015	2014
ASSETS
Current Assets:
Cash & cash equivalents	$144,479	$85,700
Accounts receivable, less allowance of $2,839 and $2,847, respectively	142,610	136,183
Inventory	84,183	77,643
Derivative financial instruments	—	145
Deferred income tax assets	6,716	6,247
Prepaid expenses and other assets	42,620	29,107
Total current assets	420,608	335,025
Property and equipment, net of accumulated depreciation of $34,107 and $27,221, respectively	119,157	91,727
Goodwill	27,765	30,398
Other intangible assets, net of accumulated amortization of $59,594 and $53,756, respectively	48,461	68,129
Deferred financing costs	310	406
Deferred income tax assets	22,094	18,843
Derivative financial instruments	—	1,345
Other non-current assets	8,403	8,404
Total assets	$646,798	$554,277
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$77,115	$71,434
Accrued liabilities	60,823	68,387
Current maturities of long-term debt	4,909	5,306
Derivative financial instruments	725	2,466
Deferred income tax liabilities	211	—
Total current liabilities	143,783	147,593
Pension benefit obligation	6,545	6,706
Other Liabilities	5,026	2,788
Long-term debt, less current maturities	92,832	85,469
Derivative financial instruments	—	6,698
Deferred tax liabilities	14,321	10,804
Total liabilities	262,507	260,058
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,321,775 and 35,696,742 issued and outstanding at December 31, 2015 and 2014, respectively	256,919	243,255
Paid-in capital	(1,282)	(8,224)
Accumulated other comprehensive income	(51,670)	(25,743)
Accumulated earnings	180,324	84,931
Total shareholders’ equity	384,291	294,219
Total liabilities and shareholders’ equity	$646,798	$554,277

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2015	2014	2013
Operating Activities:
Net income	$95,393	$70,119	$35,133
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	31,029	35,029	31,249
Deferred income taxes	(711)	(11,103)	(2,121)
Gain on CRS settlement	(9,949)	—	—
Revaluation of derivatives	(490)	(1,039)	(2,678)
Debt extinguishment expenses	—	1,370	—
Stock compensation	6,018	4,652	2,636
Loss on sale of property and equipment	20	131	106
Loss from write-off of intangible assets	358	—	—
Provision for doubtful accounts	115	1,017	(705)
Defined benefit pension plan expense	668	820	(659)
Gain from equity investment	—	(785)	(436)
Changes in operating assets and liabilities:
Accounts receivable	(12,399)	(16,902)	(13,828)
Inventory	(10,954)	(8,367)	(9,600)
Prepaid expenses and other assets	(11,122)	(5,871)	(9,446)
Accounts payable	8,049	6,956	18,255
Accrued liabilities	8,687	4,308	11,888
Net cash provided by operating activities	104,712	80,335	59,794
Investing Activities:
Settlement of derivative financial instruments	(7,593)	—	—
Purchase of non-controlling interest	—	—	(48,567)
Investment in subsidiary, net of cash acquired	107	(31,474)	—
Cash invested in corporate owned life insurance	—	—	(266)
Purchases of property and equipment	(55,490)	(38,887)	(35,861)
Proceeds from the sale of property and equipment	248	487	11
Net cash used in investing activities	(62,728)	(69,874)	(84,683)
Financing Activities:
Distribution paid to non-controlling interest	—	—	(3)
Cash paid for financing costs	—	(1,139)	—
Borrowing of Debt	15,000	91,592	45,669
Repayments of Debt	(5,053)	(79,692)	(24,496)
Cash paid for the cancellation of restricted stock	(1,475)	(1,113)	—
Excess tax benefit from equity awards	6,681	1,831	2,074
Redemption of Series C Preferred Stock	—	—	(8,446)
Series C Preferred Stock Holders dividend	—	—	(696)
Proceeds from the exercise of Common Stock options	9,273	7,176	4,801
Net cash provided by financing activities	24,426	18,655	18,903
Foreign currency effect on cash and cash equivalents	(7,631)	1,699	2,719
Net increase (decrease) in cash and cash equivalents	58,779	30,815	(3,267)
Cash and cash equivalents at beginning of period	85,700	54,885	58,152
Cash and cash equivalents at end of period	$144,479	$85,700	$54,885
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,826	$2,558	$2,653
Cash paid for taxes	$32,376	$21,756	$11,326
Supplemental disclosure of non-cash transactions:
Issuance of Common Stock to non-controlling interest	$—	$—	$42,517
Issuance of Common Stock for Series C Preferred Stock conversion	$—	$—	$15,108
Capital Lease	—	—	3,254
Common Stock issued to directors and employees	$3,734	$2,706	$1,509

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